Exhibit 99.1

Contact:	Kathleen Cantillon Exelon Corporate Communications 312-394-7417

EXELON ANNOUNCES RESTRUCTURED

SENIOR EXECUTIVE TEAM, MAJOR COST REDUCTIONS

Company expects to achieve $350 million in savings

CHICAGO – June 18, 2009 – Exelon Corporation announced today it has reorganized its senior executive team and structure to reflect a leaner corporate management model. These and related changes are driven by economic challenges confronting all parts of Exelon’s business and industry, including the need for continued focus on cost management through enhanced efficiency and productivity, as well as the need to reflect the commodity-driven nature of Exelon Generation’s markets.

The company announced major spending cuts which will achieve approximately $350 million in operations and maintenance (O&M) savings in 2010, a nearly 3.5% reduction in O&M spending from 2009 levels. Included in the spending cuts will be the elimination of approximately 500 positions, mostly in corporate support functions.

“The aggressive steps we are announcing today will enable Exelon to continue to perform at a very high level,” said Chairman and CEO John W. Rowe. “By rethinking our executive team structure and streamlining corporate support functions, we will increase both our efficiency and our focus on operational excellence.”

Effective today, Exelon’s senior executive team and areas of responsibility are as follows:

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Christopher M. Crane, in addition to his current responsibilities as president and COO, Exelon Corporation, and president, Exelon Generation, will assume responsibility for Power Team; Kenneth Cornew, senior vice president, Exelon Corporation and president, Exelon Power Team, will report to Crane.

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William A. Von Hoene, Jr., executive vice president, Finance & Legal, Exelon Corporation, will oversee key corporate governance functions. In addition to Legal and Audit & Controls, he will also lead Finance, Corporate Strategy, Communications and Public Affairs. Matthew F. Hilzinger, senior vice president and chief financial officer, will report to Von Hoene;

•

Ian P. McLean, executive vice president, Development, Exelon Corporation, will direct a newly integrated business development function, including both merger and acquisition work, as well as other new business and generation development opportunities;

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Ruth Ann M. Gillis, executive vice president, Exelon Corporation, and president, Business Services Company, will also become chief diversity officer and add Human Resources to her current portfolio of corporate support functions;

•	Andrea L. Zopp has been named executive vice president and general counsel, Exelon Corporation, reporting to Von Hoene.

Elizabeth A. Moler, executive vice president, Government Affairs & Public Policy, Exelon Corporation, Frank M. Clark, chairman and CEO, ComEd, and Denis P. O’Brien, president and CEO, PECO, will continue in their roles.

Under this new structure, the executive team will be aligned to drive value in Exelon operations, continue rigorous financial management and ensure disciplined investment in business development.

The company will operate with a significantly smaller corporate staff. Approximately 400 corporate support jobs, mostly located at corporate headquarters, will be eliminated. Separately and continuing its efforts to enhance operating efficiencies, ComEd will eliminate 100 management level positions. Exelon and ComEd expect to complete most job reductions by August 31.

“Eliminating even a single job is painful, but we must reduce the size of our employee team in order to achieve the leaner and more efficient organizational structure required by today’s difficult economic and business circumstances,” Rowe noted.

Exelon is also planning changes to its compensation program, including executive salary freezes, as well as reduced annual and long-term incentive compensation.

Taking into account job reductions, changes to the company’s compensation program and other reductions in spending across all operating companies, Exelon projects a nearly 3.5% decrease in year-over-year O&M spending, from approximately $4.5 billion in 2009 to $4.35 billion in 2010. These reductions represent over $350 million of O&M savings in 2010, as Exelon anticipated a 4% increase in O&M absent these actions. The company expects over half of these cost savings to be sustainable.

Associated with the elimination of the 500 positions, Exelon anticipates incurring a second quarter 2009 pre-tax charge of approximately $40 million. The final amount of charges will ultimately depend on the specific employees severed. This charge will be excluded from adjusted (non-GAAP) operating earnings.

Forward Looking Statements

This communication includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. There are a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements made herein. The factors that could cause actual results to differ materially from these forward-looking statements include those discussed in (1) Exelon’s 2008 Annual Report on Form 10-K in (a) ITEM 1A. Risk Factors, (b) ITEM 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations and (c) ITEM 8. Financial Statements and Supplementary Data: Note 18; (2) Exelon’s First Quarter 2009 Quarterly Report on Form 10-Q in (a) Part II, Other Information, ITEM 1A. Risk Factors and (b) Part I, Financial Information, ITEM 1. Financial Statements: Note 13; and (3) other factors discussed in Exelon’s filings with the SEC. Readers are cautioned not to place undue reliance on these forward-looking statements, which apply only as of the date of this communication. Exelon does not undertake any obligation to publicly release any revision to its forward-looking statements to reflect events or circumstances after the date of this communication.

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Exelon Corporation is one of the nation’s largest electric utilities with approximately $19 billion in annual revenues. The company has one of the industry’s largest portfolios of electricity generation capacity, with a nationwide reach and strong positions in the Midwest and Mid-Atlantic. Exelon distributes electricity to approximately 5.4 million customers in northern Illinois and southeastern Pennsylvania and natural gas to approximately 485,000 customers in the Philadelphia area. Exelon is headquartered in Chicago and trades on the NYSE under the ticker EXC.